Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 13, 2013

IntercontinentalExchange Group, Inc.,

        2100 RiverEdge Parkway, Suite 500,

                Atlanta, Georgia 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 7,974,153 shares (the “Securities”) of Common Stock, par value $0.01 per share, of IntercontinentalExchange Group, Inc., a Delaware corporation (the “Company”), issuable under the IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan, the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan, the IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan, the IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (the “2003 Restricted Stock Plan”), the IntercontinentalExchange, Inc. 2000 Stock Option Plan, the IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan, the NYSE Euronext Omnibus Incentive Plan, the NYSE Euronext 2006 Stock Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan, and the Archipelago Holdings 2004 Stock Incentive Plan (collectively, the “Plans”) and $778,857 of Deferred Compensation Obligation (the “Obligations”) under the IntercontinentalExchange, Inc. 2003 Restricted Stock Plan, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement relating to the Securities and the Obligations (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation and the terms of the respective Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the respective Plan, the Securities will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Act, and the Obligations have been duly issued and paid for as contemplated by the Registration Statement and the 2003 Restricted Stock Plan, the Obligations will

IntercontinentalExchange Group, Inc.	-2-

constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                         /s/ Sullivan & Cromwell LLP